Mr. David Koos
President
Cell Source Research, Inc.
790 Camino De La Reina, St. 269
San Diego, CA 92108

February 18, 2004

Dear Mr. Koos,

  In response to your on-going concern pertaining to Cell Bio-Systems, Inc., a New York Corporation, being able to clear up the problems relating to effectuating our stock being able totrade on any of the NASDAQ venues, it has been agreed:

-CBIO NY recognizes that after numerous months and many dollars spent, there may be problems in the ability of CBIO NY to trade that were undisclosed, and unknown to the present management team, due to the "baggage" brought with the reverse merger into First India

-CBIO NY has thirty days to solve any and all problems to effectuate public trading of the stock on the NASDAQ exchange. In the event public trading on the NASDAQ is notachieved, CBIO will:
-Cancel the Sub-License Agreement, dated September 30, 2003
-Return all drawings, designs, concepts, tooling, prototypes relating to the intellectual properties included in the Sub-License Agreement.
-Never make any claim to the proprietary information acquired or developed during the association with Cell Source Research.
-As a full and final settlement between the parties provide compensation in theamount of $30,000 to Cell Source Research to settle any claims due to the damages related to the additional time requested herein.

Thank you for your patience in this matter.

Respectfully,

s/J. Harlow Wright

J. Harlow Wright, Secretary
Cell Bio-Systems, New York